UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C.   20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2009

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COLONY BANKCORP, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

115 South Grant Street, Fitzgerald, Georgia   31750
(Address of principal executive offices)

(229) 426-6000
Registrant’s Telephone Number, including area code

N/A
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c ) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
The Independent Directors Compensation Committee of Colony Bankcorp, Inc. (“the Company”) has approved salaries, bonus awards, and stock grant awards for certain of its named executive officers.  The following table shows the approved corporation salaries and awards:

	2008 Base	2009 Base	2008 Bonus	Stock Grant
Name	Salary ($)	Salary ($)	Awards ($)	Awards (#)
Al D. Ross President & CEO Colony Bankcorp, Inc.	225,000	225,000	-	3,000

Terry Hester CFO Colony Bankcorp, Inc.	162,750	162,750	-	1,000

Henry F. Brown, Jr. (1) Senior Credit. Administrator and Regional Credit Officer	88,543	105,000	300	500

Steve Wood (2) MSA Group Executive	76,938	200,000	300	1,500

Walter Patten City President & Regional Credit Officer	165,000	165,000	300	600

(1)
Assumed Senior Credit Administrator position during 2008 and was named an Executive Officer of the Company.  Base salary was adjusted during 2008 to  reflect new position and responsibility to annualized base salary of $105,000, thus no increase in 2009 base salary.  2008 base salary above reflects actual 2008 base salary earnings.

(2)
Hired on August 4, 2008 as MSA Group Executive and was named an Executive Officer of the Company.  Base salary for 2008 annualized to $200,000, thus no increase in 2009 base salary.  2008 base salary above reflects actual 2008 base salary earnings.

The bonus awards were paid on November 27, 2008.  The stock award grants have a three-year vesting requirement beginning January 2, 2009 and an officer forfeits all shares if within the three year period termination of employment occurs.  The value per share on the date of the grant was $8.025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: January 2, 2009	By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice President and
Chief Financial Officer